UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A (Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

HOLOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2902449
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

35 Crosby Drive, Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities to be registered pursuant to Section 12(g) of the Act: None.

Securities Act registration statement file number to which this form relates :	N/A
(If applicable)

EXPLANATORY NOTE

This Form 8-A/A is filed by Hologic, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on November 21, 2013.

Item 1. Description of Registrant’s Securities to be Registered.

On June 25, 2014, the Company announced that it executed an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of November 21, 2013, between the Company and American Stock Transfer & Trust Company, LLC. The Amendment accelerated the expiration of the Rights from 5:00 p.m., New York City time, on November 20, 2014 to 5:00 p.m., New York City time, on June 24, 2014, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits.

Exhibit 3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Hologic, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated November 21, 2013 of Hologic, Inc.).

Exhibit 4.1	Rights Agreement, dated as of November 21, 2013, between Hologic, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated November 21, 2013 of Hologic, Inc.).

Exhibit 4.2	Amendment No. 1 to Rights Agreement, dated as of June 24, 2014, between Hologic, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated June 25, 2014 of Hologic, Inc.).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 25, 2014	HOLOGIC, INC.

	By:	/s/ Mark J. Casey
Mark J. Casey Senior Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Hologic, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated November 21, 2013 of Hologic, Inc.).

Exhibit 4.1	Rights Agreement, dated as of November 21, 2013, between Hologic, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated November 21, 2013 of Hologic, Inc.).

Exhibit 4.2	Amendment No. 1 to Rights Agreement, dated as of June 24, 2014, between Hologic, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated June 25, 2014 of Hologic, Inc.).